COOPERATIVE BANKSHARES, INC. RECEIVES NOTICE OF
                       DELISTING OF COMMON STOCK FROM THE
                              NASDAQ GLOBAL MARKET


         WILMINGTON, North Carolina, June 23, 2009 -- Cooperative Bankshares, Inc. (NASDAQ: COOP) (the "Company") today announced that on June 22, 2009 the Company received a Nasdaq Staff Determination indicating that the Company's common stock is subject to delisting from the Nasdaq Global Market pursuant to Nasdaq Marketplace Rules 5100 and 5110(b). The Nasdaq Staff Determination was a result of the fact that Cooperative Bank, the Company's wholly owned subsidiary (the "Bank"), was closed by the North Carolina Commissioner of Banks on June 19, 2009 and the Federal Deposit Insurance Corporation (the "FDIC") was appointed as the Bank's receiver. On that same date, First Bank, Troy, North Carolina, acquired substantially all banking operations, including substantially all of the deposits, of the Bank and purchased most of the Bank's assets in a transaction facilitated by the FDIC. As a result of the Bank's receivership, the Company has ceased operations and expects to liquidate or seek bankruptcy protection. If the Company were to liquidate or seek bankruptcy protection, the Company believes that there would be no assets available to holders of the capital stock of the Company.

         Pursuant to the Nasdaq Staff Determination, trading in the Company's common stock was halted by Nasdaq on June 22, 2009. The Company currently anticipates that the trading of its common stock will be suspended at the opening of business on July 1, 2009 and that the Company's common stock will subsequently be removed from listing and registration on the Nasdaq Global Market.

         The Company does not intend to request a hearing to appeal the Nasdaq Staff Determination.

Contact: Todd L. Sammons, Chief Financial Officer and Interim President and Chief Executive Officer - 910-442-4179